For More Information:

Jim McCubbin, EVP & CFO	Brett Maas or Dave Fore
WidePoint Corporation	Hayden IR
7926 Jones Branch Drive, Suite 520	(646) 536-7331
McLean, VA 22102	brett@haydenir.com
(703) 349-2577
jmccubbin@widepoint.com

WidePoint Corporation Reports Second Quarter and Six Months 2012 Results

Revenue for Second Quarter of 2012 Up 26% over Second Quarter of 2011 Driven by Growth in Telecommunications Management and IT Consulting Services and Product Segments

WASHINGTON, August 14, 2012 /PRNewswire-FirstCall/ — WidePoint Corporation (NYSE Mkt: WYY), a specialist in cloud-based telecommunications life-cycle and trusted cybersecurity management solutions, today announced financial results for the three and six months ending June 30, 2012.

Second Quarter and Six Months 2012 Highlights

•	Consolidated net revenue increased approximately 26% to $12.5 million from $10.0 million in last year’s comparable second quarter and 28% to $26.2 million from $20.5 million in last year’s comparable six month period.
•	Telecommunications life-cycle management segment revenue increased approximately 22.0% to $7.5 million from $6.2 million in last year’s comparable second quarter and 26% to $14.8 million from $11.8 million in last years comparable six month period.
•	Cybersecurity's trusted identity solutions revenue decreased approximately 51% to $1.1 million from $2.3 million in last year’s comparable second quarter and 7% to $3.3 million from $3.6 million in last years comparable six month period.
•	IT consulting services and products revenues increased approximately 156% to $3.9 million from $1.5 million in last year’s comparable second quarter and 56% to $8.1 million from $5.2 million in last year’s comparable six month period.
•	Non-GAAP adjusted EBITDA was approximately $22,000 as compared to $625,000 in last year’s comparable second quarter and also $834,000 as compared to $380,000 last year’s comparable six month period.
•	Loss from operations was approximately ($477,000) compared to income from operations of approximately $384,000 in last year’s comparable second quarter, and loss from operations was approximately ($349,000) as compared to a loss from operations of ($121,000) in last year’s comparable six month period.

•	Net loss was approximately ($302,000) compared to net income of approximately $214,000 in last year’s comparable second quarter and net loss was approximately ($245,000) as compared to a net loss of ($103,000) in last year’s comparable six month period.

Steve Komar, CEO of WidePoint, commented, “In the second quarter of 2012, we continued to expand the reach of our telecommunications life-cycle management capabilities beyond the federal marketplace using the personnel and resources we acquired through the year end purchase of the businesses of Avalon Global Solutions (AGS). Deployments to support new contracts with the State of Nevada, the Western States Contracting Alliance, State of Utah, and several new commercial clients also bolstered our IT consulting business during the second quarter. As expected, revenue from our Cybersecurity business was down compared to last year and compared to the previous quarter due to a substantial credentialing award that was recognized in the first quarter of 2012. For the full year we continue to expect to witness growth in all three of our segments.” Komar further added, “We continue to focus on expanding our commercial market footprint, enhancing our cloud-based trusted device and identity assurance solutions, providing expanded security and mobile device management offerings to our mobile telecommunications life-cycle management customers, and expanding our geographic reach in support of our international client demands. We also see rising demand for our credentialing services for access to certain federal government sites and for continued expansion of current programs underway at the federal and state level such as the Transportation Workers Identification Credentialing (TWIC) program. We believe that these key initiatives will increasingly differentiate our capabilities from those of our competitors and we expect to report progress on these fronts in our third and fourth quarter 2012 results.”

Second Quarter 2012 Financial Results

Consolidated net revenue for the three months ended June 30, 2012 increased $2.5 million, or 26%, to $12.5 million from $10.0 million in last year's comparable period. This increase was materially a result of revenue growth in our Telecommunications Management and our IT Consulting Services and Product segments which were largely driven by additional revenues generated by the acquired customers of AGS, which now operates as Widepoint Solutions Corp.

•	Telecommunications life-cycle management segment revenue increased approximately 22% to $7.5 million, an increase of $1.3 million for second quarter of 2012 compared to $6.2 million for the second quarter of 2011. The increase was primarily due to additional revenues generated from customers from the asset acquisition of AGS, partially offset by lower amounts of revenue generated from billable reselling of minutes to federal customers as we consciously shift away from lower margin services.
•	Cybersecurity managed solutions segment revenue decreased 51% to $1.1 million, a decrease of $1.2 million for the second quarter of 2012 compared to $2.3 million for the second quarter of 2011. This decrease was materially due to the earlier award of a periodic credentialing sale associated with the Transportation Workers Identification Credentialing (TWIC) program that was recognized in the three months ended March 31, 2012.
•	IT Consulting Services and Products segment increased 156% to approximately $3.9 million, an increase of $2.4 million for the second quarter of 2012 compared to $1.5 million for the second quarter of 2011. The increase was materially due to growth in both commercial and government operations further augmented from reselling of mobile devices and accessories to customers added from the asset acquisition of AGS.

Gross profit in the second quarter of 2012 increased approximately 6% to $2.9 million as compared to gross profit of $2.7 million in the second quarter of 2011. As a percentage of revenue, gross margin was 23% in the second quarter of 2012, down from 27% in the second quarter of 2011, driven largely by a lower contribution of Cybersecurity managed solutions segment revenue and a higher contribution of IT Consulting Services and Products segment revenue in the second quarter of 2012. In future periods, management anticipates gross profit as a percentage of revenues to increase as cost of sales as a percentage of revenues decreases due to a greater mix of higher margin services.

WidePoint reported a loss from operations of approximately ($477,000) in the second quarter of 2012 compared to income from operations of approximately $384,000 in the second quarter of 2011. Net loss was approximately ($302,000) in the second quarter of 2012, compared to net income of approximately $214,000, in the second quarter of 2011.

WidePoint CFO Jim McCubbin commented, “In the second quarter we witnessed growth driven materially from revenues associated with customers we acquired from the asset acquisition of AGS at the end of last year and from revenue generated from our continuing expansion into state and local government markets, both which benefited our telecommunications life-cycle management business. Due to an earlier-than-expected credentialing sale in the first quarter of this year and a follow-on award delayed into July of 2012, our Cybersecurity business was down sequentially and down compared to last year; hence our recurring caution that our revenues and operating results may vary significantly from quarter-to-quarter. We believe that our results are best viewed on an annual basis. That said, we continue to believe that our third quarter of 2012 will be stronger then our second quarter of 2012 with both greater revenues, higher margins, and better bottom line performance as we recognize awards we have already achieved in July and August of our third quarter of 2012.”

Conference Call Information

A conference call and live webcast will take place at 4:30 p.m. Eastern Time, on Tuesday, August 14, 2012. Anyone interested in participating should call 877-941-8418 if calling within the United States or 480-629-9761 if calling internationally. There will be a playback available until August 28, 2012. To listen to the playback, please call 877-870-5176 if calling within the United States or 858-384-5517 if calling internationally. Please use pin number 4558998 for the replay. The call will also be accompanied live by webcast over the Internet and accessible at http://public.viavid.com/index.php?id=101415.

About WidePoint

WidePoint is a specialist in providing telecommunications management and cybersecurity solutions utilizing its advanced information technology products and services. WidePoint has several wholly owned subsidiaries holding major government and commercial contracts. WidePoint enables organizations to deploy fully compliant IT services in accordance with government-mandated regulations and advanced system requirements. For more information, visit http://www.widepoint.com.

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; (iv) the declaration and payment of dividends; and (v) the risk factors disclosed in the Company's periodic reports filed with the SEC. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company's Form 10-K filed with the SEC.

-tables follow-

WIDEPOINT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	JUNE 30,	DECEMBER 31,
	2012	2011
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$280,601	$2,135,310
Accounts receivable, net of allowance of $35,684 and $35,684, respectively	8,290,257	7,884,802
Unbilled accounts receivable	1,416,281	2,715,406
Prepaid expenses and other assets	751,270	782,862
Deferred income taxes	473,430	473,430

Total current assets	11,211,839	13,991,810

NONCURRENT ASSETS
Property and equipment, net	1,549,047	1,336,134
Intangibles, net	4,641,314	5,421,655
Goodwill	18,150,172	18,193,561
Deferred income tax asset, net of current	3,556,814	3,265,125
Deposits and other assets	83,406	81,941

TOTAL ASSETS	$39,192,592	$42,290,226

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Short term note payable	$74,084	$100,951
Accounts payable	6,279,096	8,418,854
Accrued expenses	1,466,408	1,851,678
Deferred revenue	101,044	390,506
Current portion of long-term debt	2,158,032	798,319
Current portion of deferred rent	45,627	36,508
Current portion of capital lease obligations	47,137	22,908

Total current liabilities	10,171,428	11,619,724

Long-term debt, net of current portion	6,050,608	7,769,143
Capital lease obligation, net of current portion	124,086	-
Deferred rent, net of current portion	42,849	65,207
Deferred revenue	70,134	-
Deposits and other liabilities	1,964	-

Total liabilities	16,461,069	19,454,074

STOCKHOLDERS' DEFICIT
Common stock, $0.001 par value; 110,000,000 shares authorized; 63,651,857 and 63,226,857 shares issued and outstanding, respectively	63,652	63,227
Additional paid-in capital	69,466,310	69,326,705
Accumulated deficit	(46,798,439)	(46,553,780)

Total stockholders’ equity	22,731,523	22,836,152

Total liabilities and stockholders’ equity	$39,192,592	$42,290,226

WIDEPOINT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2012	2011	2012	2011
	(Unaudited)

REVENUES	$12,510,644	$9,965,878	$26,212,385	$20,495,003

COST OF SALES (including amortization and depreciation of $343,731, $171,161, $842,448, and $354,801, respectively)	9,631,761	$7,261,227	20,008,151	$15,950,697

GROSS PROFIT	2,878,883	2,704,651	6,204,234	4,544,306

OPERATING EXPENSES
Sales and marketing	876,399	385,100	1,517,115	815,283
General and administrative (including shared-based compensation expense of $55,227, $11,747, $110,280, and $39,937, respectively	2,400,037	1,877,145	4,897,365	3,743,951
Depreciation and amortization	79,200	58,777	138,976	106,371

Total operating expenses	3,355,636	2,321,022	6,553,456	4,665,605

(LOSS) INCOME FROM OPERATIONS	(476,753)	383,629	(349,222)	(121,299)

OTHER INCOME (EXPENSE)
Interest income	1,354	2,481	3,223	6,673
Interest expense	(117,753)	(19,304)	(179,204)	(39,859)
Other (expense) income	(9,290)	-	8,855	1,143

Total other (expense) income	(125,689)	(16,823)	(167,126)	(32,043)

NET (LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES	(602,442)	366,806	(516,348)	(153,342)
INCOME TAX PROVISION (BENEFIT)	(300,380)	152,375	(271,689)	(50,413)

NET (LOSS) INCOME	$(302,062)	$214,431	$(244,659)	$(102,929)

BASIC EARNINGS PER SHARE	$(0.005)	$0.003	$(0.004)	$(0.002)

BASIC WEIGHTED-AVERAGE SHARES OUTSTANDING	63,226,857	62,916,422	63,427,681	62,857,309

DILUTED EARNINGS PER SHARE	$(0.005)	$0.003	$(0.004)	$(0.002)

DILUTED WEIGHTED-AVERAGE SHARES OUTSTANDING	63,226,857	64,142,707	63,427,681	62,857,309

WIDEPOINT CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP EARNINGS TO NON-GAAP

ADJUSTED EARNINGS BEFORE INTEREST TAXES DEPRECIATION AND
AMORTIZATION (EBITDA) - ROUNDED

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2012	2011	2012	2011
	(Unaudited)

NET (LOSS) INCOME	$(302,000)	$214,000	$(245,000)	$(103,000)
Adjustments to GAAP net income (loss):
Depreciation and amortization	423,000	230,000	981,000	461,000
Income tax provision (benefit)	(300,000)	152,000	(272,000)	(50,000)
Interest income	(1,000)	(2,000)	(3,000)	(7,000)
Interest expense	118,000	19,000	179,000	40,000
Other (expense) income	9,000	-	(9,000)	(1,000)
Stock-based compensation expense	55,000	12,000	110,000	40,000
Avalon business combination transaction and related costs	-	-	12,000	-
Avalon integration initiatives	20,000	-	81,000	-
Adjusted EBITDA	$22,000	$625,000	$834,000	$380,000